EXHIBIT 5.1

August 8, 2013

Orbitz Worldwide, Inc.
500 West Madison Street, Suite 1000
Chicago, Illinois 60661

Re:     Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Orbitz Worldwide, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 by the Company under the Securities Act of 1933, as amended (the “Registration Statement”), which Registration Statement registers 1,500,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”), reserved for issuance under the Company's 2007 Equity and Incentive Plan, as amended and restated (the “Plan”). In that capacity, we have reviewed the Certificate of Incorporation and Bylaws of the Company, both as amended to date, the Registration Statement, the Plan, originals or copies of corporate records reflecting the corporate action taken by the Company in connection with the approval of the Plan and the issuance of the Common Stock under the Plan and such other instruments as we have deemed necessary for the issuance of this opinion.

Based upon the foregoing, we are of the opinion that the shares of Common Stock to be offered under the Plans have been duly authorized by all requisite action on the part of the Company and, when issued in accordance with the terms and conditions of the Plan, will be legally issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours, /s/ Drinker Biddle & Reath LLP